EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO New York Municipal Income Fund III

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	25,504,500	(a)	147.60	3,764.46	(b)
Fees Previously Paid	N/A			0.00
Total Transaction Valuation	25,504,500	(a)
Total Fees Due for Filing				3,764.46

Total Fees Previously Paid				0.00
Total Fee Offsets				0.00

Net Fee Due				3,764.46

(a) Calculated as the aggregate maximum purchase price to be paid for 1041 shares in the offer, based upon a price of 98% of the liquidation preference of $25,000 per share (or $24,500 per share).

(b) Calculated at $147.60 per $1,000,000 of the Transaction Valuation.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A